Exhibit 99.1

PRESS RELEASE

For more information contact:	For Immediate Release
Michael M. Ciaburri
President and Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Senior Vice President and Chief Financial Officer
(203) 782-1100

SOUTHERN CONNECTICUT BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

New Haven, Connecticut (December 21, 2005) - Southern Connecticut Bancorp, Inc. (AMEX:SSE), headquartered in New Haven, Connecticut is pleased to announce the adoption of a Stock Repurchase Program.

The Board of Directors of Southern Connecticut Bancorp, Inc. approved on December 20, 2005 the adoption of a Stock Repurchase Program of up to 146,879 shares of its common stock representing 5% of its outstanding common stock as of December 20, 2005. The shares will be repurchased on the open market from time to time as, in the opinion of management, market conditions warrant and subject to applicable laws, rules and regulations. The Stock Repurchase Program is subject to approval of the State of Connecticut Department of Banking.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates three branches, two in New Haven and one in Branford, Connecticut.

Southern Connecticut Bancorp was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and he has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979. (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 28, 2005 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.